Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8 Nos. 33-45573, 33-88590, 33-311419, 33-333647, 333-81647, 333-101467, 333-126785, and 333-135675), and in the Registration Statements (Form S-3 No. 333-97207 and Form S-4 No. 333-107089) of Medicis Pharmaceutical Corporation of our reports dated February 26, 2007, with respect to the consolidated financial statements and schedule of Medicis Pharmaceutical Corporation, Medicis Pharmaceutical Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Medicis Pharmaceutical Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2006.
/s/ Ernst & Young LLP
Phoenix, Arizona
February 27, 2007